EXHIBIT 10.23

Narrative Summary of American Consumers, Inc.
Executive Officer Base Salaries for Fiscal 2009

The following table sets forth the base salaries established for the fiscal year ending in May 2009 for those executive officers of American Consumers, Inc. (the “Company”) who qualify as “named executive officers” pursuant to Item 402(m)(2) of Securities and Exchange Commission Regulation S-K.  The Board of Directors of the Company, acting upon the recommendation of the Board’s Compensation Committee, has elected to leave these base salaries unchanged from the base salaries for these officers for the Company’s 2008 fiscal year.

Name:	Title:	Annual Base Salary:
Michael A. Richardson	Chairman of the Board, President and Chief Executive Officer	$88,400